Exhibit 3.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENCORE ENERGY PARTNERS GP LLC

a Delaware limited liability company

December 31, 2010

TABLE OF CONTENTS

Article 1

Definitions

1.1	Definitions	1
1.2	Construction	6

Article 2

Organization

2.1	Formation; Continuation; Amendment and Restatement	7
2.2	Name	7
2.3	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	7
2.4	Purposes	7
2.5	Foreign Qualification	8
2.6	Term	8
2.7	Powers	8

Article 3

Transfers of Interests; Admissions of Members

3.1	Membership Interests	8
3.2	Liability to Third Parties; Relationship between Members	8
3.3	Record Holders	9
3.4	Registration of Member Interests	9

Article 4

Capital Contributions

4.1	Capital Contributions	9
4.2	No Interest or Withdrawal	9
4.3	Title to Company Assets	9
4.4	Creditors of the Company	10

Article 5

Capital Accounts, Allocations and Distributions

5.1	Capital Accounts	10
5.2	Distributions of Available Cash	10
5.3	Limitations on Distributions	10

Article 6

Management

6.1	Management	10
6.2	Officers	14
6.3	Officer Actions	16
6.4	Indemnification	17
6.5	Reliance by Third Parties	19
6.6	Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties	19

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Article 7

Taxes, Books, Records, Accounting and Reporting

7.1	Books and Records; Fiscal Year	21
7.2	Tax Returns	21

Article 8

Dissolution, Winding-up and Termination

8.1	Dissolution	21
8.2	Winding-Up and Termination	21
8.3	Certificate of Cancellation	22
8.4	Certain Matters Concerning a Member	22

Article 9

Merger

9.1	Authority	23
9.2	Procedure for Merger or Consolidation	23
9.3	Approval by Members of Merger or Consolidation	24
9.4	Certificate of Merger or Consolidation	24
9.5	Effect of Merger or Consolidation	24

Article 10

Other Provisions

10.1	Entire Agreement	25
10.2	Governing Law	25
10.3	Non-Waiver	25
10.4	Severability	25
10.5	Headings; Exhibits	25
10.6	Winding Up Arrangement	25
10.7	No Third Party Beneficiaries	25
10.8	Counterparts	26
10.9	Amendment or Restatement	26
10.10	Notices	26
10.11	Further Assurances	26
10.12	Waiver of Certain Rights	26
10.13	Creditors	26
10.14	Confidentiality	26

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENCORE ENERGY PARTNERS GP LLC

A Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Encore Energy Partners GP LLC (the “Company”), dated as of December 31, 2010 (the “Effective Date”), is entered into by Vanguard Natural Gas, LLC, a Kentucky limited liability company and the sole member of the Company (the “Member”).

Recitals

1.           Encore Partners GP Holdings LLC, a Delaware limited liability company, formed the Company as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) with the Delaware Secretary of State on February 13, 2007 (the “Formation Date”), and the execution of that certain Limited Liability Company Agreement of the Company, dated as of February 13, 2007 (the “Original Agreement”).

2.           Effective as of August 30, 2010, the Original Agreement was amended by the First Amendment thereto, and, effective as of December 28, 2010, was further amended by the Second Amendment thereto (as so amended, the “Amended LLC Agreement”).

3.           Effective as of December 31, 2010, the Member acquired all of the outstanding member interests in the Company.

4.           The Member and the Company desire to amend and restate the Amended LLC Agreement as provided herein.

Agreement

The Member hereby agrees as follows:

Article 1

Definitions

 1.1 Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (and grammatical variations of such terms have correlative meanings):

“Acquisition” means any acquisition by the Company or the MLP of all or substantially all of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise).

“Act” means the Delaware Limited Liability Company Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company.  The Board shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the MLP in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” is defined in the introductory paragraph.

“Applicable Law” means any Law to which a specified Person or property is subject.

“Authorized Person” is defined in Section 6.5(a).

“Available Cash” means, as of any Distribution Date,

(a)           all cash and cash equivalents of the Company on hand on such date, less

(b)           the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures, Acquisitions and for anticipated future working capital and other credit needs of the business of the Company) subsequent to such date or (ii) comply with Applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Board” is defined in Section 6.1(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.1.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of any Contributed Property that a Member contributes to the Company pursuant to this Agreement.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors-in-interest.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization, and cost recovery deductions charged to each Member’s Capital Account in respect of such Contributed Property, and (b) with respect to any other Company Assets, the adjusted basis of such Company Assets for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time to reflect changes, additions, or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as approved by the Board.

 “Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney’s fees, disbursements and costs of investigations, deficiencies, levies and duties.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to a corresponding provision of any successor law.

“Common Unit” has the meaning ascribed to such term in the MLP Partnership Agreement.

“Company” is defined in the introductory paragraph.

“Company Assets” means the assets and properties of the Company of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located.

“Confidential Information” means all information and data relating to the Company or its Affiliates (other than a Member), including proposed strategic business plans, financial information, business opportunities, pro forma information and employee matters.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed or deemed contributed by the Company.

“Delaware Certificate” is defined in Recital 1.

“Dissolution Event” is defined in Section 8.1(a).

“Distribution Date” means any date upon which the MLP makes a distribution of cash to the Company.

“Effective Date” is defined in the introductory paragraph.

“Extraordinary Approval” means written approval of Vanguard Natural Gas, LLC.

“Fiscal Year” is defined in Section 7.1(b).

“Formation Date” is defined in Recital 1.

“Governmental Authority” (or “Governmental”) means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Group Member” has the meaning ascribed to such term in the MLP Partnership Agreement.

“Indemnitee” means each of (a) the Company and any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for- services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Limited Partner” has the meaning ascribed to such term in the MLP Partnership Agreement.

 “Liquidation Date” means the date on which a Dissolution Event arises pursuant to Section 8.1.

“Liquidator” is defined in Section 8.2(a).

“Majority Vote” means approval by a majority of the Directors.

“Member” means Vanguard Natural Gas, LLC and any Person hereafter admitted to the Company as a Member as provided in this Agreement, but such term does not include any Person who has ceased to be a Member of the Company.

“Member Approval” means approval of the Member.

“Member Interest” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“MLP” means Encore Energy Partners LP, a Delaware limited partnership.

“MLP Interests” means the limited partner interests of the MLP, regardless of class or category of limited partner interests.

“MLP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the MLP, as amended or restated from time to time.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Officers” is defined in Section 6.2(a).

 “Original Agreement” is defined in Recital 1.

“Partnership Securities” has the meaning ascribed to such term in the MLP Partnership Agreement.

“Person” means the meaning assigned to that term in Section 18-101(12) of the Act and also includes a Governmental Authority and any other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Record Holder” means the Person in whose name a Membership Interest is registered on the books of the Company as of the opening of business on a particular day.

“Sharing Ratio” means the percentage specified for a Member as its Sharing Ratio on Exhibit A (subject to any adjustments or amendments in accordance with this Agreement, in connection with a Transfer or purchase of a Member Interest); provided, however, that the total of all Sharing Ratios shall always equal 100 percent.

“Special Approval” has the meaning ascribed to such term in the MLP Partnership Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” is defined in Section 2.6.

“Transfer” when used in this Agreement with respect to a Member Interest, shall be deemed to refer to a transaction by which a Member assigns its Member Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unanimous Vote” means approval by all of the Directors.

 “U.S. GAAP” means United States generally accepted accounting principles as in effect on the applicable date.

Other terms defined herein have the meanings so given them.

 1.2 Construction.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term “include” or “includes” means “includes, without limitation,” and “including” means “including, without limitation”; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits refer to the Exhibits attached to this Agreement, which are made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (f) references to money refer to legal currency of the United States of America.

Article 2

Organization

 2.1 Formation; Continuation; Amendment and Restatement.  The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate, as of the Formation Date.  The Member ratifies the organization and formation of the Company and continues the Company, pursuant to the terms and conditions of this Agreement.  This Agreement amends and restates in its entirety and supersedes the Amended LLC Agreement, which shall have no further force or effect.  The rights and liabilities of the Member shall be as provided in the Act, except as may be expressly provided otherwise in this Agreement.  All Member Interests shall constitute personal property of the owner thereof for all purposes.

 2.2 Name.  The name of the Company shall continue to be “Encore Energy Partners GP LLC,” and all Company business must be conducted in that name or such other names that comply with Law as the Board selects.

 2.3 Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of Newcastle, Delaware, 19801 and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company.  The principal office of the Company shall be located at 777 Main Street, Suite 1400, Forth Worth, Texas, 76102 or such other place as the Board may from time to time designate by notice to the Member.  The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.

 2.4 Purposes.  The purposes of the Company are to engage in the following activities: (a) serving as the general partner of the MLP and, in connection therewith, exercising all the rights and powers conferred upon the Company as a general partner in the MLP pursuant to the MLP Partnership Agreement or otherwise, (b) engaging directly in, or entering into or forming any corporation, partnership, joint venture, limited liability company or other arrangement to engage directly in, any business activity that the MLP or any of their respective subsidiaries is permitted to engage in pursuant to their respective agreements of limited partnership and, in connection therewith, exercising all of the rights and powers conferred upon the MLP pursuant to the agreements relating to such business activity, (c) engaging directly in, or entering into or forming any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board pursuant to the provisions of Article 6 and which lawfully may be conducted by a limited liability company pursuant to the Act and, in connection therewith, exercising all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (d) engaging in activities incidental or reasonably related to, resulting from, or otherwise necessary or convenient to facilitate, the activities referred to in the foregoing clauses (a) through (c).  The Board has no obligation or duty to the MLP or the Limited Partners to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Company or the MLP of any business.

 2.5 Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Board, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

 2.6 Term.  The period of existence of the Company (the “Term”) commenced on the Formation Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 8.3.

 2.7 Powers.  The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Article 3

Transfers of Interests; Admission of Members

 3.1 Membership Interests.  Each Member owns Membership Interests and shall have a Sharing Ratio in the Company as reflected in Exhibit A attached hereto.  Persons may be admitted to the Company as Members, on such terms and conditions as the Board determines at the time of admission.  The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties.  The Board may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers and duties, and such an amendment shall be approved by the Board and executed by authorized Officers.  Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member, the Member’s ratification of this Agreement and agreement to be bound by it.

 3.2 Liability to Third Parties; Relationship between Members.  Except as may be expressly provided in another separate, written guaranty or other agreement executed by a Member, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.  Except as otherwise provided in this Agreement, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.  This Agreement shall not be deemed for any purpose to create a general partnership, limited partnership, joint venture or any other similar relationship.

 3.3 Record Holders.  The Company shall be entitled to recognize the Record Holder as the Member with respect to any Member Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Member Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by Applicable Law.

 3.4 Registration of Member Interests.

(a) The Company shall keep or cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 3.4(a), the Company will provide for the registration and transfer of Member Interests.

(b) The Company shall not impose any charge for any transfer of a Membership Interest; provided, that as a condition to the transfer of any Membership Interest under this Section 3.4, the Company may require the payment of a sum sufficient to cover any tax or other Governmental charge that may be imposed with respect thereto.

(c) Member Interests may be transferred only in the manner described in this Section 3.4.  The transfer of any Member Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

Article 4

Capital Contributions

 4.1 Capital Contributions.

(a) Except as otherwise provided for by the Act, (i) the Capital Contributions made in accordance as reflected on the Company’s books and records shall constitute the full obligation of the Member to furnish funds or property to the Company, and no additional funds or other property shall be required of the Member and (ii) the Member shall have the right to make additional Capital Contributions.

(b) All Member Interests issued to a Member pursuant to, and in accordance with the requirements of, this Article 4 shall be fully paid and non-assessable Member Interests, except as such non-assessability may be affected by Section 18-607 of the Act.

 4.2 No Interest or Withdrawal.  No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.  No Member shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distributions from the Company, except as expressly provided in this Agreement.  A Member shall not be required to contribute any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

 4.3 Title to Company Assets.  Title to Company Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Director or Member, individually or collectively, shall have any ownership interest in such Company Assets or any portion thereof.

 4.4 Creditors of the Company.  No creditor of the Company will have or shall acquire at any time any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor as a result of making a loan to the Company.

Article 5

Capital Accounts, Allocations and Distributions

 5.1 Capital Accounts.  The Company shall establish and maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

 5.2 Distributions of Available Cash.  On each Distribution Date during the Term, the Company shall distribute to the Member 100 percent of Available Cash on such Distribution Date.

 5.3 Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member to the extent that such distribution is not permitted under the Act.  A Member who receives a distribution that is not permitted under the terms of Section 18-607 of the Act shall have no liability under the Act or this Agreement to return the distribution unless the Member knew that the distribution violated the terms of such Section.

Article 6

Management

 6.1 Management.

(a) Generally.

(i) Subject to the provisions of Section 6.1(a)(iii) and Section 6.1(a)(iv) all management powers over the business and affairs of the Company shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers.  The Director shall be elected or appointed by the Member, and any Director may be removed or replaced by the Member at any time.  The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Act.  Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law.  Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(ii) In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, except as otherwise provided in this Agreement, the Board of Directors and the Officers shall have full power and authority to do all things as are not restricted by this Agreement, the MLP Partnership Agreement, the Act or applicable Law, on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

(iii) Notwithstanding anything herein to the contrary, without obtaining Extraordinary Approval, the Company shall not, and shall not take any action to cause the MLP to, (1) make or consent to a general assignment for the benefit of its respective creditors; (2) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or the MLP, as applicable, or otherwise seek, with respect to the Company or the MLP, relief from debts or protection from creditors generally; (3) file or consent to the filing of a petition or answer seeking for the Company or the MLP, as applicable, a liquidation, dissolution, arrangement, or similar relief under any law; (4) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or the MLP, as applicable, in a proceeding of the type described in any of clauses (1) – (3) of this Section 6.1(a); (5) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the MLP, as applicable, or for all or any substantial portion of either entity’s properties; (6) sell all or substantially all of the assets of the Company or the MLP; (7) dissolve or liquidate; (8) merge or consolidate; or (9) amend the MLP Partnership Agreement.

(iv) Notwithstanding anything herein to the contrary, Vanguard Natural Gas, LLC, as the sole Member of the Company, shall have exclusive authority over the business and affairs of the Company that do not relate to management and control of the MLP.  The type of matter referred to in the prior sentence where Vanguard Natural Gas, LLC, as the sole Member of the Company, shall have exclusive authority shall include, but not be limited to, (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) whether to sell, convey, transfer or pledge any asset of the Company, (v) whether to amend, modify or waive any rights relating to the assets of the Company and (vi) whether to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the MLP for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the MLP or of any of its affiliates.  Further, Vanguard Natural Gas, LLC, as the sole Member of the Company, shall have exclusive authority to cause the Company to exercise the rights of the Company, as general partner of the MLP (or those exercisable after the Company ceases to be the general partner of the MLP), pursuant to the following provisions of the MLP Partnership Agreement:

(A) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the MLP of any business.

(B) Sections 4.6(a) and (b) (“Transfer of the General Partner’s General Partner Interest”) solely with respect to the decision by the Company to transfer its general partner interest in the MLP;

(C) Section 5.2(b) (“Contributions by the General Partner and its Affiliates”), solely with respect to the decision to make additional Capital Contributions to the MLP;

(D) Section 5.7 (“Limited Preemptive Right”);

(E) Section 7.5(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto) and Section 7.11 (“Purchase and Sale of Units”), solely with respect to decisions by the Company to purchase or otherwise acquire and sell Partnership Securities for their own account;

(F) Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner”), solely with respect to the decision by the Company to lend funds to a Group Member (as defined in the MLP Partnership Agreement), subject to the provisions of Section 7.9 of the MLP Agreement;

(G) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;

(H) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights and to take actions in connection therewith;

(I) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as general partner of the MLP and to giving notices required thereunder;

(J) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and

(K) Section 15.1 (“Right to Acquire Limited Partner Interests”).

(v) Without the approval of the Conflicts Committee of the Board of Directors of the Company, the Company shall not take any action that would result in the Company engaging in any business or activity or incurring any debts or liabilities except in connection with or incidental to (A) its performance as general partner of the MLP or (B) the acquiring, owning or disposing of debt of equity securities of the MLP.

(b) Board of Directors.

(i) Generally.  The Board of Directors shall be comprised of such number of Directors as shall be appointed by the Member and then in office from time to time.  The members of the Board of Directors shall be appointed by the Member, provided that at least three of such members must meet the independence, qualification and experience requirements of the New York Stock Exchange, of Section 10A(m)(3) of the Securities Exchange Act of 1934 (or any successor Law), the rules and regulations of the SEC, other applicable Law (each, an “Independent Director”); provided, however, that if at any time there are not at least three Independent Directors serving as Directors, the Board of Directors shall still have all powers and authority granted to it hereunder, but the Board of Directors and the Member shall endeavor to elect additional Independent Directors to come into compliance with this Section 6.1(b)(i).

(ii) Term; Resignation; Vacancies; Removal.  Each Director shall hold office until his successor is appointed and qualified or until his earlier resignation or removal.  Any Director may resign at any time upon written notice to the Board, the Chairman (or Co-Chairmen, if applicable) of the Board, or to the Chief Executive Officer (or Co-Chief Executive Officers, if applicable).  Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.  Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Member.  Any Director may be removed, with or without cause, by the Member at any time, and the vacancy in the Board caused by any such removal shall be filled by the Member.

(iii) Voting; Quorum.  Unless otherwise required by the Act, other Law or the provisions hereof,

(A) each member of the Board of Directors shall have one vote; and

(B) the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(C) subject to the provisions of Section 6.1(b)(iv) the act of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.1(b)(v) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(iv) Required Vote for Certain Actions.

(A) Unanimous Vote of Directors.  Any action by the Company, or by the Company in its capacity as general partner of the MLP, that would cause the Company to be taxable as a corporation for federal tax purposes, shall require approval by a Unanimous Vote, except as otherwise provided in this Agreement.

(B) Majority Vote of Directors.  Except for matters that require a Member Approval or a Unanimous Vote and matters specified in Section 6.3 as within the authority of the Chief Executive Officer (or Co-Chief Executive Officers, as applicable) (but subject at all times to the direction and control of the Board), actions by the Company, or by the Company in its capacity as general partner of the MLP, shall require approval by a Majority Vote.

(v) Meetings.  Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors.  Special meetings of the Board of Directors or meetings of any committee thereof may be called by written request authorized by any member of the Board of Directors or a committee thereof on at least 24 hours prior written notice to the other members of such Board or committee, provided, that such notice requirement may be waived with respect to a particular special meeting of the Board of Directors by a majority of the members of the Board of Directors.  Any such notice need not state the purpose of such meeting, except as may otherwise be required by law.  Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 6.2(b)(v)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the Board of Directors or committee thereof as would have been required to take such action at a meeting of the Board of Directors or such committee.  Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting.

 6.2 Officers.

(a) Generally.  The Board may appoint agents of the Company, which agents shall be referred to as “Officers” of the Company, having the titles, power, authority and duties described in this Section 6.2 or as otherwise granted by the Board.  Subject to the foregoing, the Officers shall have the full authority to and shall manage, control and oversee the day-to-day business and affairs of the Company and shall perform all other acts as are customary or incident to the management of such business and affairs, which will include the general and administrative affairs of the Company and the operation and maintenance of the Company Assets, all in accordance with the provisions of Section 6.3.

(b) Titles and Number.  The Officers may include a Chairman, a Chief Executive Officer, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers, and any other officer position or title as the Board may approve.  Any person may hold two or more offices.

(c) Appointment and Term of Office.  The Officers may be appointed by the Board at such times and for such terms as the Board shall determine.  Any Officer may be removed, with or without cause, only by the Board.  Vacancies in any office may be filled only by the Board.

(d) Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and of the unitholders of the MLP; and he shall have such other powers and duties as from time to time may be assigned to him by the Board of Directors.  There may be more than one person holding the office of Chairman, in which case they shall act as Co-Chairmen and shall share the duties of such office.

(e) Chief Executive Officer.  In accordance with and subject to the limitations imposed by this Agreement or any direction of the Board, the Chief Executive Officer, as such, shall (i) supervise generally the other Officers, (ii) be responsible for the management and day-to-day business and affairs of the Company, its other Officers, employees and agents and shall supervise generally the affairs of the Company, (iii) have full authority to execute all documents and take all actions that the Company may legally take and (iv) have the power and authority to delegate the Chief Executive Officer’s powers and authority to any proper Officer.  There may be more than one person holding the office of Chief Executive Officer, in which case they shall act as Co-Chief Executive Officers and shall share the duties of such office.

(f) President.  The President shall, subject to the direction of the Board of Directors have executive powers, and shall have and may exercise any and all other powers and duties as from time to time may be conferred or assigned by the Board and shall report directly to the Chief Executive Officer, or, if there be none, to the Chairman.  The President shall, during the absence or incapacity of the Chief Executive Officer and the Chairman, report directly to the Board.

(g) Vice Presidents.  In the absence of the President, each Vice President appointed by the Board shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company.  Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Board.  Vice Presidents may be designated Executive Vice Presidents, Senior Vice Presidents, or any other title determined by the Board.

(h) Secretary.  The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of meetings or actions of the Board, shall see that all notices are given in accordance with the provisions of this Agreement and as required by Applicable Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Applicable Law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned by this Agreement or the Board.  The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(i) Treasurer.  The Treasurer shall have such duties as may be specified by the Board in the performance of his duties.  The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act.  Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company.  If no Treasurer or Assistant Treasurer is appointed and serving in the absence of the appointed Treasurer and Assistant Treasurer, such other Officer as the Board shall select shall have the powers and duties conferred upon the Treasurer.

(j) Powers of Attorney.  The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other persons.

(k) Delegation of Authority.  Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any person such Officer’s powers as an Officer to manage the business and affairs of the Company.

 6.3 Officer Actions.  The Chief Executive Officer shall have the authority to take the following actions for the Company, or by the Company in its capacity as the general partner of the MLP, subject to the direction and control of the Board:

(a) Managing the day-to-day operations of the Company;

(b) Initiating, defending, settling, and otherwise handling Claims against the Company, or Claims of the Company against third parties;

(c) Obtaining all permits, certificates, licenses and regulatory approvals necessary to carry out the business of the Company, and preparing and timely providing such filings, reports, statements and information to any Governmental Authority as may be required in connection therewith from time to time;

(d) Protecting and preserving the title and interests of the Company with respect to the Company Assets;

(e) Negotiating contracts of the Company in the ordinary course of business;

(f) Executing and delivering documents requiring execution on behalf of the Company in its own right and as general partner of the MLP;

(g) Hiring and terminating the employment or services of employees of the Company (including contract personnel, consultants and independent contractors, but excluding Officers);

(h) Taking such actions as may be delegated or assigned to the Chief Executive Officer or the other Officers from time to time by the Board;

(i) Taking any other actions similar in character to those identified in clauses (a) to (h) above, other than those requiring approval by a Unanimous Vote or a Majority Vote under this Agreement; and

(j) Performing such ancillary and ministerial acts, and making, executing, acknowledging and delivering all contracts, assignments and other agreements, instruments or documents as are reasonably necessary or appropriate to carry out the duties of the Chief Executive Officer and other Officers hereunder.

 6.4 Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, however that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.4 shall be available to the Members or their Affiliates (other than the MLP and any Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to this Section 6.4 shall be made only out of Company Assets, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.4(a) in defending any Claim shall, from time to time, be advanced by the Company prior to the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The indemnification provided by this Section 6.4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.4(a) and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

(j) No member of the Board of Directors or Member shall be liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Director’s or Member’s gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement.  No member of the Board of Directors or Member shall be liable for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, intentional violation of law or material breach of this Agreement.  Any member of the Board of Directors or Member may consult with counsel and accountants in respect of Company affairs and, provided such Director or Member acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Director or Member shall not be liable for any loss suffered by the Company in reliance thereon.

(k) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 6.4 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT, SUBJECT TO LIMITS UNDER APPLICABLE LAW.

 6.5 Reliance by Third Parties.

(a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Chief Executive Officer or any Person authorized by the Board to act on behalf of and in the name of the Company (each an “Authorized Person”) has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any Authorized Person as if it were the Company’s sole party in interest, both legally and beneficially.  In no event shall any Person dealing with any Authorized Person be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity of any act or action of any Authorized Person.

(b) Each and every certificate, document or other instrument executed on behalf of the Company by any Authorized Person shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

 6.6 Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the Members or any of their Affiliates (other than the MLP or any Group Member), on the one hand, and the MLP or any Group Member, on the other hand, any resolution or course of action by the Board of Directors in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units excluding Common Units owned by the Members and their Affiliates, (iii) on terms no less favorable to the MLP or Group Member, as the case may be, than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the MLP or Group Member, as the case may be, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the MLP or Group Member, as the case may be).  The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special Approval.  If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or the MLP or Group Member, as the case may be, challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

(b) Whenever the Company makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the MLP as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the Company, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  In order for a determination or other action to be in “good faith” for purposes of any action taken or delivered to be taken by the Company in its capacity as the general partner of the General Partner of the MLP, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the MLP.

(c) Whenever the Company makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the MLP, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Company, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the MLP or any partner thereof, and the Company, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.  By way of illustration and not of limitation, whenever the phrase, “at the option of the Company,” or some variation of that phrase, is used in this Agreement, it indicates that the Company is acting in its individual capacity.  For the avoidance of doubt, whenever the Company votes or transfers its MLP Interests, or refrains from voting or transferring its MLP Interests, it shall be acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, the Company and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the MLP or any Group Member or (ii) permit the MLP or any Group Member to use any facilities or assets of the Company and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the Company or any of its Affiliates to enter into such contracts shall be at its option.

(e) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

Article 7

Taxes, Books, Records, Accounting and Reporting

 7.1 Books and Records; Fiscal Year.

(a) The books and records of the Company shall be maintained in accordance with U.S. GAAP.

(b) The fiscal year of the Company for U.S. GAAP purposes shall be January 1 through December 31 (the “Fiscal Year”).

 7.2 Tax Returns.  The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company.  The Company and the Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the member interests in the Company are owned by the Member.

Article 8

Dissolution, Winding-up and Termination

 8.1 Dissolution.

(a) The Company shall dissolve, and (subject to Section 10.6) its affairs shall be wound up, on the first to occur of the following events (each a “Dissolution Event”):

(i) Member Approval to dissolve the Company; and

(ii) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; provided that the Board shall not submit an application for a decree of judicial dissolution unless and until all amounts payable under the obligations of the Company have been indefeasibly paid in full.

(b) The Company shall not dissolve other than pursuant to Section 8.1(a).

 8.2 Winding-Up and Termination.

(a) The winding up of the Company shall commence on the day of the applicable Dissolution Event, but this Agreement shall not terminate until the Company Assets have been distributed in accordance with the terms of this Article 8.  The Board shall act as liquidator (the “Liquidator”).  The Liquidator shall immediately proceed to wind up and terminate the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the Liquidator shall continue to operate the business and assets of the Company with all of the power and authority of the Board.  Maintenance of property, borrowing and expenditures of Company funds for legitimate Company purposes to effectuate or facilitate the winding up or the liquidation of the Company affairs shall be authorized if the Liquidator, in the exercise of its business judgment, believes that the interests of the Company would be best served thereby, and such actions shall not be construed to involve a continuation of the Company.  The steps to be accomplished by the Liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company Assets, liabilities and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the Liquidator shall discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine); and

(iii) all remaining Company Assets (including cash) shall be distributed among the Members in accordance with the ratio of the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 8.2(a)(iii)) for the taxable period during which the Liquidation Date occurs.

(b) The distribution of cash or other assets to a Member in accordance with the provisions of this Section 8.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Member Interest and all the Company Assets and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.

 8.3 Certificate of Cancellation.  Upon completion of the distribution of Company Assets as provided herein, the Liquidator (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company.  Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end).

 8.4 Certain Matters Concerning a Member.

(a) Notwithstanding any other provisions of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(b) The dissolution, liquidation or termination of a Member shall not cause the termination or dissolution of the Company, and the business of the Company shall continue without dissolution.

Article 9

Merger

 9.1 Authority.  Subject to Section 6.1(a), the Company may merge or consolidate with one or more limited liability companies, corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other jurisdiction, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article 9.

 9.2 Procedure for Merger or Consolidation.  The merger or consolidation of the Company pursuant to this Article 9 requires the prior approval of a Majority Vote and compliance with Section 9.3.  Upon such approval, the Merger Agreement shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (“Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership or limited liability company interests, rights, securities or obligations of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such interests, rights, securities or obligations of the constituent business entity are to receive in exchange for, or upon conversion of, their interests, rights, securities or obligations and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership or limited liability company interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, limited liability company, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger or consolidation, which may be the date of the filing of the certificate of merger pursuant to Section 9.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger or consolidation is to be later than the date of the filing of the certificate of merger or consolidation, the effective time shall be fixed no later than the time of the filing of the certificate of merger or consolidation and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board of Directors.

 9.3 Approval by Members of Merger or Consolidation.

(a) The Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Members, whether at a meeting or by written consent.  A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

(b) After approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or consolidation pursuant to Section 9.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

 9.4 Certificate of Merger or Consolidation.  Upon the required approval by the Board of Directors and the Members of a Merger Agreement, a certificate of merger or consolidation shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

 9.5 Effect of Merger or Consolidation.

(a) At the effective time of the certificate of merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were property of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article 9 shall not (i) be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred or (ii) require the Company (if it is not the Surviving Business Entity) to wind up its affairs, pay its liabilities or distribute its assets as required under Article 8 of this Agreement or under the applicable provisions of the Act.

Article 10

Other Provisions

 10.1 Entire Agreement.  This Agreement and the Exhibits hereto constitute the entire agreement between the Members with respect to the subject matter hereof.

 10.2 Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware.  In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.  If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

 10.3 Non-Waiver.  No waiver by any Person of any one or more defaults by another Person in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default whether of a like kind or different nature.

 10.4 Severability.  If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) each Member shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts each Member in substantially the same economic, business and legal position as it would have had if the original provision had been valid and enforceable.

 10.5 Headings; Exhibits.  The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement.  Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

 10.6 Winding Up Arrangement.  All indemnity and audit rights shall survive the termination of this Agreement for the time period provided herein.  All obligations provided in this Agreement shall remain in effect following the expiration or termination of this Agreement to the extent necessary to give full force and effect to the rights and obligations undertaken by the Members.

 10.7 No Third Party Beneficiaries.  Nothing in this Agreement (except as provided in Section 6.4) shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Member that this Agreement shall not be construed as a third party beneficiary contract.

 10.8 Counterparts.  This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

 10.9 Amendment or Restatement.  This Agreement or the Delaware Certificate may be amended only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Member.

 10.10 Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient at the address set forth in Exhibit A in person, by courier or mail or (with written confirmation of delivery) by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it.  Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  By giving each other Member notice thereof, a Member may change its address for notices or add additional addresses for copies of notices.

 10.11 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

 10.12 Waiver of Certain Rights.  To the extent permitted by the Act and applicable Law, each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company.

 10.13 Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

 10.14 Confidentiality.

(a) Each Member agrees that it will not disclose to any Person or otherwise use to its benefit or to the benefit of any third party, including any Affiliate of such Member, in any way whatsoever any Confidential Information, without the consent of the Board or the Chief Executive Officer, except as may be necessary to comply with any Applicable Law, directive or procedure of any Governmental Authority.  Each Member will notify the Company before disclosing such information pursuant to any such Applicable Law, directive or procedure to give the Company the opportunity to seek a protective order.  The restrictions set forth in this Section 10.14 shall not apply to information that (i) is, or after the date of this Agreement, becomes generally available to the public, other than through the wrongful act of any Person, (ii) after the date of this Agreement, is communicated to the Member disclosing such information in a non confidential manner by a third party without any breach of this Section 10.14 or breach of any confidentiality obligations of such third party to any of the Members or (iii) was or is already in the possession of the Person receiving such information at the time of its disclosure by the Member disclosing such information, provided, that such Person came into possession of such information through means other than that which would constitute a breach of this Section 10.14 or a breach of the confidentiality obligations of any third party to the Member disclosing such information.  This Section 10.14 shall survive with respect to a former Member for a period of two years after the date that such Member ceases to be a Member.

(b) A Member that subsequently ceases to be a Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession.

(c) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 10.14, the continuation of which unremedied will cause the Company to suffer irreparable harm.  Accordingly, the Members agree that the Company shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 10.14 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the Effective Date.

VANGUARD NATURAL GAS, LLC

By:           /s/ Scott W. Smith
Scott W. Smith
President and Chief Executive Officer

EXHIBITS

Exhibit

A           —           Sharing Ratios

Exhibit A

Sharing Ratios

Name and Address as of Effective Date	Membership Interest	Sharing Ratio
MEMBER:

Vanguard Natural Gas, LLC 5847 San Felipe Drive, Suite 3000 Houston, Texas 77057	100%	100%

Exhibit A